Exhibit 8.1

List of Subsidiaries of Luxoft Holding, Inc

1.             Luxoft Global Operations GmbH (Switzerland)

2.             Luxoft International Company Limited (Cyprus)

3.             Luxoft UK Limited (UK)

4.             Luxoft Canada LTD (Canada)

5.             Luxoft Singapore PTE (Singapore)

6.             Luxoft GmbH (Germany)

7.             Luxoft Eastern Europe Ltd. (BVI)

8.             Luxoft Poland sp. z.o.o. (Poland)

9.             Luxoft (Switzerland) GmbH (Switzerland)

10.          Luxoft Vietnam Company Ltd. (Vietnam)

11.          Luxoft Professional Romania S.R.L. (Romania)

12.          Luxoft Services LLC (Russia)

13.          Luxoft  Training Center ANO (Russia)

14.          Luxoft Professional LLC (Russia)

15.          Luxoft USA Inc (USA)

16.          Luxoft Ukraine LLC (Ukraine)

17.          Luxoft Research LLC (Russia)

18.          Luxoft Dubna LLC (Russia)

19.          Software ITC S.A.(Romania)

20.          Luxoft Bulgaria EOOD (Bulgaria)